Exhibit 10.2
FIRST AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT
THIS FIRST AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) dated as of December 9, 2019 is among: DCP MIDSTREAM, LP, a Delaware limited partnership (the “Parent”), DCP MIDSTREAM OPERATING, LP, a Delaware limited partnership (the “Borrower”), the undersigned Lenders (including, without limitation, the undersigned New Lenders and, solely for purposes of Section 1, the undersigned Exiting Lenders as such terms are defined below), the undersigned Issuing Lenders and MIZUHO BANK, LTD., in its capacity as Swingline Lender and in its capacity as Administrative Agent for the Lenders. Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings assigned to such terms in the Credit Agreement, as amended by this Agreement.
R E C I T A L S
A.The Borrower, the Parent and certain lenders (not including the New Lenders referred to below) (the “Existing Lenders”) entered into that certain Second Amended and Restated Credit Agreement dated as of December 6, 2017 (as in effect immediately prior to the effectiveness of this Amendment, the “Existing Credit Agreement” and as amended, restated, supplemented, or otherwise modified from time to time, including by this Amendment, the “Credit Agreement”).
B.Pursuant to the Existing Credit Agreement, the Existing Lenders have made Loans to the Borrower and provided certain other Extensions of Credit to the Borrower.
C.The Borrower has requested an extension of the Maturity Date under the Credit Agreement, that each of CoBank, ACB and Regions Bank (each a “New Lender” and collectively the “New Lenders”) become Lenders under the Credit Agreement, with Revolving Credit Commitments in the amount set forth opposite such New Lenders’ respective names on Schedule 11.10(c) to the Credit Agreement (as amended hereby), and certain other amendments as more particularly set forth in this Amendment.
D.Each of Truist Bank, formerly known as Branch Banking & Trust Company, and Export Development Canada (each an “Exiting Lender” and collectively the “Exiting Lenders”) desire to be paid in full and released and discharged from all duties and obligations as Lenders under the Existing Credit Agreement and the other Loan Documents.
E.The parties hereto desire to amend the terms of the Credit Agreement as set forth herein.
A G R E E M E N T
In consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.Exiting Lenders. Subject to the receipt of funds necessary to pay in full all principal, interest, fees and other charges owing under the Existing Credit Agreement to the Exiting Lenders, each of the Exiting Lenders hereby consents to this Amendment solely to the extent required in order to effect an amendment of the Existing Credit Agreement in accordance with Section 11.2 of the Existing Credit Agreement. Each of the parties hereto hereby agrees and confirms that after receipt by each Exiting Lender of funds necessary to pay in full all principal, interest, fees and other charges then owing to such Exiting Lender under the Existing Credit Agreement and giving effect to this Amendment, (i) each of the Exiting Lenders shall cease to have a Revolving Credit Commitment hereunder, (ii) each Exiting Lender’s commitments to lend and all of its obligations under the Existing Credit Agreement shall be terminated, and (iii) each of the Exiting Lenders shall cease to be a Lender for all purposes under the Loan Documents, except for those provisions of the Loan Documents (including, without limitation, contingent reimbursement obligations and indemnity obligations) that, by their express terms, survive termination of this Amendment or such other Loan Document, as the case may be. Each of the parties hereto hereby waives any provision of the Existing Credit Agreement that would otherwise require payments to Lenders to be made on a pro rata basis solely with respect to and to the extent necessary to permit the payment to the Exiting Lenders of the amounts specified in Section 5.04 of this Amendment.
Section 2.Joinder of New Lenders.
2.01 Joinder. Each of the New Lenders hereby joins, becomes a party to, and agrees to comply with and be bound by the terms and conditions of the Credit Agreement as a Lender thereunder and under each and every other Loan Document to which any Lender is required to be bound in connection with the Credit Agreement, in each case to the same extent as if each New Lender was an original signatory to the Credit Agreement.
2.02 Representations and Warranties. Each New Lender hereby: (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Amendment and to consummate the transactions contemplated hereby and to become a Lender and an Issuing Lender, as applicable, under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to become a Lender and an Issuing Lender, as applicable, under the Credit Agreement, (iii) from and after the date hereof, it shall be bound by the provisions of the Credit Agreement as a Lender and an Issuing Lender thereunder, as applicable, and shall have the obligations of a Lender and an Issuing Lender thereunder, as applicable, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered thereunder, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Amendment and to acquire or otherwise provide its Commitment and its L/C Commitment, as the case may be, on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if the New Lender is a Foreign Lender, any documentation required to be delivered by the New Lender pursuant to Section 4.11(f) of the Credit Agreement has been duly completed and executed by the New Lender; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, and (ii) it will perform in accordance with the terms of the Credit Agreement, all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender or an Issuing Lender, as applicable.
Section 3.Reallocation of Revolving Credit Exposure. After giving effect to this Amendment, including the amendments to the Credit Agreement set forth in Section 4 hereof, and any Extensions of Credit made on the date hereof, each Lender (including, without limitation, each New Lender) who holds Loans in an aggregate amount less than its Revolving Credit Commitment Percentage of all Loans shall advance new Loans which shall be disbursed to the Administrative Agent and used to repay Loans outstanding to each Lender who holds Loans in an aggregate amount greater than its Revolving Credit Commitment Percentage of all Loans, each Lender’s (including, without limitation, each New Lender’s) participation in each Letter of Credit, if any, shall be automatically adjusted to equal its Revolving Credit Commitment Percentage, and such other adjustments shall be made as the Administrative Agent shall specify so that the Revolving Credit Exposure applicable to each Lender (including, without limitation, each New Lender) equals its Revolving Credit Commitment Percentage of the aggregate Revolving Credit Exposure of all Lenders.
Section 4.Amendments. Subject to the satisfaction of the conditions precedent set forth in Section 5 hereof, the Credit Agreement shall be amended effective as of the date hereof in the manner provided in this Section 4.
4.01 Additional Definitions. Article I of the Credit Agreement is hereby amended by adding the following new definitions to such article in alphabetical order:
“ASC 842” means Financial Accounting Standards Board ASU No. 2016.02, Leases (Topic 842), as in effect and applicable to fiscal years and interim periods beginning immediately before December 15, 2018.
“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to LIBOR for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.
“Benchmark Replacement Adjustment” means, with respect to any replacement of LIBOR with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).
“Benchmark Replacement Date” means the earlier to occur of the following events with respect to LIBOR:
(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of LIBOR permanently or indefinitely ceases to provide LIBOR; and
(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to LIBOR:
(a) a public statement or publication of information by or on behalf of the administrator of LIBOR announcing that such administrator has ceased or will cease to provide LIBOR, permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR;

(b) a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for LIBOR, a resolution authority with jurisdiction over the administrator for LIBOR or a court or an entity with similar insolvency or resolution authority over the administrator for LIBOR, which states that the administrator of LIBOR has ceased or will cease to provide LIBOR permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR; or
(c) a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR announcing that LIBOR is no longer representative.
“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the ninetieth day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than ninety days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.
“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR and solely to the extent that LIBOR has not been replaced with a Benchmark Replacement, the period (a) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced LIBOR for all purposes hereunder in accordance with Section 4.8(c) and (b) ending at the time that a Benchmark Replacement has replaced LIBOR for all purposes hereunder pursuant to Section 4.8(c).
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 CFR § 1010.230.
“Early Opt-in Election” means the occurrence of:
(a) (i) a determination by the Administrative Agent or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 4.8(c) are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace LIBOR, and
(b) (i) the election by the Administrative Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.
“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.
“Finance Lease” means, subject to Section 11.9 and as applied to any Person, any lease of any Property (whether real, personal or mixed) by that Person as lessee that would be categorized as a “finance lease” in accordance with ASC 842; provided that, for purposes of this Agreement, in no event shall any lease that would be categorized as an “operating lease” in accordance with ASC 842 be considered a Finance Lease.
“Finance Lease Obligations” means, subject to Section 11.9 and as applied to any Person, the obligations of such Person under any Finance Lease that would be shown as a liability on the balance sheet of such Person in accordance with ASC 842; provided that, for purposes of this Agreement, in no event shall any obligation of a Person under any lease that would be categorized as an “operating lease” in accordance with ASC 842 be considered a Finance Lease Obligation.
“First Amendment” means that certain First Amendment to this Agreement dated as of the First Amendment Effective Date.
“First Amendment Effective Date” means December 9, 2019.
“Lead Arranger Fee Letter” means that certain Lead Arranger Fee Letter dated as of November 12, 2019, between the Borrower, Mizuho and JPMorgan Chase Bank, N.A.
“Passive Lead Arranger Fee Letter” means that certain Passive Lead Arranger Fee Letter dated as of the First Amendment Effective Date, between Borrower, Mizuho, JPMorgan Chase Bank, N.A., and the other Arrangers.
“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.
“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
4.02 Restated Definitions. The definitions of each of the following terms set forth in Article I of the Credit Agreement are hereby amended and restated to read in full as follows:
“Agency Fee Letter” means that certain Agency Fee Letter dated as of November 12, 2019, between the Borrower and Mizuho.
“Applicable Margin” means the corresponding percentages per annum as set forth below based on the Debt Rating:

Pricing Level	Debt Rating (S&P/Moody’s/Fitch)*	Facility Fee	LIBOR +/ LIBOR Market Index Rate	Base Rate +
I	≥BBB/Baa2/BBB	0.175%	1.075%	0.075%
II	BBB-/Baa3/BBB-	0.225%	1.275%	0.275%
III	BB+/Ba1/BB+	0.275%	1.350%	0.350%
IV	BB/Ba2/BB	0.350%	1.650%	0.650%
V	≤BB-/Ba3/BB- or unrated	0.375%	1.875%	0.875%
* If any Designated Rating Agency is other than S&P, Moody’s and Fitch, then the equivalent Debt Rating given by such rating agency shall be used. If there is only one Designated Rating Agency it must be one of S&P, Moody’s or Fitch.
The Applicable Margin shall, in each case, be determined and adjusted on the date on which there is a change in the Parent’s or Borrower’s (as applicable) Debt Rating and shall be effective until a future change in such Debt Rating. In the event that there are two Debt Ratings by the Designated Rating Agencies and there is a split in Debt Ratings, the higher Debt Rating (i.e. the lower pricing) will apply unless there is more than one level between the Debt Ratings and then one level below the higher rating will apply. In the event there are three ratings by the Designated Rating Agencies and there is a split in Debt Ratings, if two of the three Debt Ratings are the same, then such Debt Rating will apply and  if none of the Debt Ratings are the same, the middle Debt Rating will apply. Any adjustment in the Applicable Margin shall be applicable to all Extensions of Credit then existing or subsequently made or issued.

“Arrangers” means Mizuho, JPMorgan Chase Bank, N.A., Barclays Bank PLC, Citibank, N.A., MUFG Bank, Ltd., RBC Capital Markets1, SunTrust Robinson Humphrey, Inc., TD Securities (USA) LLC, BofA Securities, Inc., and Wells Fargo Securities, LLC, each in its capacity as joint lead arranger and joint bookrunner, and each of its successors.
“Consolidated Net Indebtedness” means, without duplication, (a) all Indebtedness of the Parent and its Subsidiaries on a consolidated basis (excluding the face amount of Hybrid Securities outstanding at such date) minus (b) to the extent constituting Indebtedness, lease obligations in connection with Permitted Self-Purchase Industrial Revenue Bonds minus (c) the aggregate outstanding amount of all Equity Preferred Securities, minus (d) the aggregate amount of cash and Cash Equivalents of the Borrower and its Subsidiaries on a consolidated basis at such time (excluding any restricted cash and Cash Equivalents and any cash or Cash Equivalents subject to any Lien other than (i) any Lien in favor of the Administrative Agent that secures the Obligations, or (ii) customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code or common law of banks or other financial institutions where Parent or any of its Subsidiaries maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business).  For purposes of the foregoing, Indebtedness of a non-wholly owned Subsidiary shall be included in the calculation of Consolidated Net Indebtedness only to the extent of the Credit Parties’ proportional interest therein, unless such indebtedness is recourse to the Credit Parties (in which case, the full amount of such indebtedness that is recourse to the Credit Parties shall be included in the calculation of Consolidated Net Indebtedness).
“Designated Rating Agencies” shall mean up to any three of S&P, Moody’s, Fitch or any other rating agency selected by the Parent which is recognized by the SEC and identified by the Parent from time to time in a Rating Agency Designation and “Designated Rating Agency” shall mean any one of the foregoing. Until such time as the Parent shall have delivered a Rating Agency Designation to the Administrative Agent, the Designated Rating Agencies shall be Fitch and S&P.
“Fee Letters” means, collectively, the Lead Arranger Fee Letter, the Passive Lead Arranger Fee Letter, and the Agency Fee Letter.

1 RBC Capital Markets is a brand name of the capital markets activities of Royal Bank of Canada and its affiliates.

“Issuing Lender” means each of Mizuho Bank, Ltd., JPMorgan Chase Bank, N.A., Barclays Bank PLC, Citibank, N.A., MUFG Bank, Ltd., Royal Bank of Canada, Truist Bank, Toronto- Dominion Bank, New York Branch, Bank of America, N.A., Wells Fargo Bank, N.A., any additional Issuing Lenders and any other Lender as requested by the Borrower and agreed to by such Lender and the Administrative Agent, as the case may be, each in its capacity as issuer of any Letter of Credit (including any Existing Letter of Credit), or any successor thereto. All singular references to the Issuing Lender shall mean any Issuing Lender, the Issuing Lender that has issued the applicable Letter of Credit or all Issuing Lenders, as the context may require.
“L/C Commitment” means (a) in the aggregate, the lesser of (i) TWO HUNDRED MILLION DOLLARS ($200,000,000) and (ii) the Revolving Credit Commitment, (b) with respect to Mizuho Bank, Ltd., as Issuing Lender, FIFTEEN MILLION DOLLARS ($15,000,000), (c) with respect to JPMorgan Chase Bank, N.A., as Issuing Lender, FIFTEEN MILLION DOLLARS ($15,000,000), (d) with respect to Barclays Bank PLC as Issuing Lender, FIFTEEN MILLION DOLLARS ($15,000,000), (e) with respect to Citibank, N.A. as Issuing Lender, FIFTEEN MILLION DOLLARS ($15,000,000), (f) with respect to MUFG Bank, Ltd. as Issuing Lender, FIFTEEN MILLION DOLLARS ($15,000,000), (g) with respect to Royal Bank of Canada as Issuing Lender, FIFTEEN MILLION DOLLARS ($15,000,000), (h) with respect to Truist Bank as Issuing Lender, FIFTEEN MILLION DOLLARS ($15,000,000), (i) with respect to Toronto-Dominion Bank, New York Branch as Issuing Lender, FIFTEEN MILLION DOLLARS ($15,000,000), (j) with respect to Bank of America, N.A. as Issuing Lender, FIFTEEN MILLION DOLLARS ($15,000,000), and (k) with respect to Wells Fargo Bank, N.A. as Issuing Lender, FIFTEEN MILLION DOLLARS ($15,000,000).
“Revolving Credit Maturity Date” means the earliest to occur of (a) December 9, 2024, (b) the date of termination of the entire Revolving Credit Commitment by the Borrower pursuant to Section 2.5, or (c) the date of termination of the Revolving Credit Commitment pursuant to Section 9.2(a), subject to adjustment as provided in Section 4.16.
4.03 Deleted Definitions. The definitions of each of the following terms set forth in Article I of the Credit Agreement are hereby deleted: “Arranger Fee Letter”; “Capital Lease”; and “Joint Fee Letter”.
4.04 Amendment to Consolidated EBITDA. Article I of the Credit Agreement is hereby amended by amending and restating clause “(d)” of the definition of Consolidated EBITDA in its entirety to read as follows:
“(d) the amount collected during the period from Finance Lease arrangements with affiliates to the extent not already recognized in Consolidated Net Income minus”

4.05 Amendment to Indebtedness. The definition of Indebtedness in Article I of the Credit Agreement is hereby amended by (a) deleting the phrase “capital leases” appearing in clause “(d)” therein and replacing it with the phrase “Finance Leases”, and (b) adding the following proviso to the end thereof as follows:
“; provided that, for the avoidance of doubt, in no event shall any obligation of a Person under any lease that would be categorized as an “operating lease” in accordance with ASC 842 be considered Indebtedness, except to the extent any such obligations constitute Off Balance Sheet Indebtedness.”
4.06 Amendment to Lien. Article I of the Credit Agreement is hereby amended by deleting the phrase “Capital Lease” appearing in the definition of Lien and replacing it with the phrase “Finance Lease”.
4.07 Amendment to Qualified Securitization Transaction. Article I of the Credit Agreement is hereby amended by amending and restating clause “(c)” of the definition of Qualified Securitization Transaction in its entirety to read as follows:
“(c) all Qualified Securitization Attributed Indebtedness incurred in connection with any such transactions or series of transactions, collectively, does not exceed $350,000,000 at any time outstanding.”
4.08 Amendment to Revolving Credit Commitment. Article I of the Credit Agreement is hereby amended by amending and restating the last sentence of the definition of Revolving Credit Commitment in its entirety to read as follows:
“The aggregate Revolving Credit Commitment of all the Revolving Credit Lenders on the First Amendment Effective Date shall be $1,400,000,000.”
4.09 Amendment to Synthetic Lease. Article I of the Credit Agreement is hereby amended by deleting the phrase “Statement of Financial Accounting Standards No. 13, as amended” appearing in the definition of Synthetic Lease and replacing it with the phrase “ASC 842”.
4.10 Amendment to Accounting Changes Provision. Section 11.9 of the Credit Agreement is hereby amended and restated to read in full as follows:
“SECTION 11.9 Accounting Matters. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP; provided, that for purposes of the definitions of Finance Lease, Finance Lease Obligations, Indebtedness, Consolidated Net Indebtedness and any provision of this Agreement utilizing such defined terms, such definitions shall not include any obligation of a Person under any lease that would be categorized as an “operating lease” in accordance with ASC 842, except to the extent any such obligations constitute Off Balance Sheet Indebtedness.”
4.11 New LLC Divisions Provision. Article I of the Credit Agreement is hereby amended by inserting a new Section 1.8 immediately after existing Section 1.7 of the Credit Agreement to read in its entirety as follows:
“SECTION 1.8 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
4.12 Amendments to Changed Circumstances. Section 4.8 of the Credit Agreement is hereby amended by (a) deleting the word “In” appearing at the beginning of clause “(a)” of such section and replacing it with the phrase “Subject to clause (c) below, in”, and (b) amending and restating clause “(c)” of such section in its entirety to read as follows:
“(c) Effect of Benchmark Transition Event.
(i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower shall endeavor to amend this Agreement to replace LIBOR with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of LIBOR with a Benchmark Replacement pursuant to this Section 4.8(c) will occur prior to the applicable Benchmark Transition Start Date.

(ii) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.
(iii) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes and (D) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 4.8(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 4.8(c).
(iv) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a LIBOR Rate Loan of, conversion to or continuation of LIBOR Rate Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period, the component of the Base Rate based upon LIBOR will not be used in any determination of the Base Rate.”
4.13 Addition of Beneficial Ownership Certification Provision. Section 6.14 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
“SECTION 6.14 Beneficial Ownership Certification. To the knowledge of the Borrower, the information included in any Beneficial Ownership Certification provided to any Lender in connection with this Agreement is true and correct in all respects as of the date delivered.”
4.14 Amendment to Financial Covenant Provision. Section 7.10 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
“SECTION 7.10 Financial Covenant. The Consolidated Leverage Ratio, as at the end of each fiscal quarter of the Parent, shall be less than or equal to 5.00 to

1.00; provided that, subsequent to the consummation of a Qualified Acquisition, the Consolidated Leverage Ratio, as at the end of the three consecutive fiscal quarters following such Qualified Acquisition (including the fiscal quarter in which such acquisition is consummated), shall be less than or equal to 5.50 to 1.00.”
4.15 New Beneficial Ownership Regulation Provision. Article VII of the Credit Agreement is hereby amended by adding a new Section 7.14 immediately after existing Section 7.13 of the Credit Agreement to read in its entirety as follows:
“SECTION 7.14 Beneficial Ownership Regulation. The Borrower shall (a) notify the Administrative Agent and each Lender that previously received a Beneficial Ownership Certification (or a certification that the Borrower qualifies for an express exclusion to the “legal entity customer” definition under the Beneficial Ownership Regulation) of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein (or, if applicable, the Borrower ceasing to fall within an express exclusion to the definition of “legal entity customer” under the Beneficial Ownership Regulation) and (b) promptly upon the reasonable request of the Administrative Agent or any Lender, provide the Administrative Agent or directly to such Lender, as the case may be, any information or documentation requested by it for purposes of complying with the Beneficial Ownership Regulation.”
4.16 Amendment to Lien Basket. Section 8.2 of the Credit Agreement is hereby amended by deleting the phrase “Capitalized Lease Obligation” appearing in clause “(p)” of such section and replacing it with the phrase “Finance Lease Obligation”.
4.17 Amendment to Consolidation and Merger Provision. Section 8.3 of the Credit Agreement is hereby amended by amending and restating the language beginning with clause “(b)” of such section and ending with the first semi-colon appearing in such section to read in its entirety as follows:
“(b) consolidate, liquidate, divide, wind up or dissolve itself (or suffer any liquidation, dissolution, or division);”
4.18 Restatement of Register. Section 11.10(c) of the Credit Agreement is hereby is hereby amended and restated in its entirety to read as follows:
“(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in Jersey City, New Jersey, a copy of each Assignment and Assumption and each Lender Joinder Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitment of, and principal amounts of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). As of the First

Amendment Effective Date, the Revolving Credit Commitment of each Lender is set forth on the Register attached hereto as Schedule 11.10(c). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, each Issuing Lender and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.”
4.19 Restatement of Certain ERISA Matters. Section 11.24 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
“SECTION 11.24 Certain ERISA Matters.
(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:
(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Credit Commitments or the L/C Commitments;
(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Credit Commitments, the L/C Commitments and this Agreement;
(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Revolving Credit Commitments, the L/C Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Credit Commitments, the L/C Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Credit Commitments, the L/C Commitments and this Agreement; or
(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that none of the Administrative Agent, any Arranger and their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
4.20 New QFC Provisions. Article II of the Credit Agreement is hereby amended by inserting a new Section 11.26 immediately after existing Section 11.25 of the Credit Agreement to read in full as follows:
“SECTION 11.26 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and, each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the FDIC under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution

Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b) As used in this Section 11.26, the following terms have the following meanings:
(i) “BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
(ii) “Covered Entity” means any of the following:
(A) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(B) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(C) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

(iii) “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
(iv) “QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
4.21 Restatement of Register. Schedule 11.10(c) to the Credit Agreement is hereby amended and restated in its entirety in the form attached as Schedule 11.10(c) hereto.
Section 5.Conditions Precedent. The effectiveness of this Amendment is subject to the satisfaction of each of the following conditions:
5.01 Counterparts. The Administrative Agent shall have received counterparts of this Amendment duly executed by the Borrower, the Parent, each Exiting Lender, all of the Lenders (including each New Lender), and the Issuing Lenders.
5.02 Passive Lead Arranger Fee Letter. The Administrative Agent shall have received a fully executed copy of the Passive Lead Arranger Fee Letter.
5.03 Fees. The Administrative Agent shall have received, for the account of each Lender (including each New Lender) that executes this Amendment on or prior to the First Amendment Effective Date the fees to which each is entitled under the Agency Fee Letter, the Lead Arranger Fee Letter, and the Passive Lead Arranger Fee Letter, as is applicable with respect to each Lender.
5.04 Exiting Lenders. The Administrative Agent shall have received (on behalf of the Exiting Lenders) funds necessary to pay all principal, interest, fees and other charges owing to the Exiting Lenders under the Existing Credit Agreement.
5.05 Other Fees, Expenses and Accruals. The Administrative Agent shall have received all arrangement and agency fees and all other fees, reimbursements or other amounts due and payable on or prior to the First Amendment Effective Date, including, to the extent invoiced reimbursement or payment of all reasonable and documented out-of-pocket expenses required to be reimbursed or paid by the Borrower under this Amendment or the Credit Agreement (including, without limitation, any invoiced fees and expenses of Vinson & Elkins L.L.P., counsel to the Administrative Agent), and all accrued and unpaid amounts in respect of interest, the Facility Fee, and letter of credit commissions under the Credit Agreement (prior to giving effect to this Amendment).
5.06 Notes. The Administrative Agent shall have received duly executed Notes payable to each Lender that has requested a Note at least two Business Days prior to the date hereof in a principal amount equal to any such requesting Lender’s Revolving Credit Commitment and dated as of the date hereof.

5.07 Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing in accordance with the Credit Agreement with respect to any Loans to be funded on the First Amendment Effective Date.
5.08 Officer’s Certificates. The Administrative Agent shall have received in form and substance reasonably satisfactory to the Administrative Agent a certificate from a Responsible Officer of the Parent, on behalf of the Credit Parties, to the effect that all representations and warranties of the Credit Parties contained in this Amendment and the other Loan Documents are true, correct and complete in all material respects (except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true, correct and complete in all respects and except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct in all material respects as of such earlier date, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which representation and warranty shall remain true and correct in all respects as of such earlier date), none of the Credit Parties is in violation of any of the covenants contained in the Credit Agreement and the other Loan Documents, after giving effect to this Amendment, no Default or Event of Default will have occurred and be continuing, and since December 31, 2018, no event has occurred or condition arisen, either individually or in the aggregate, that has had a Material Adverse Effect.
5.09 Legal Opinions. The Administrative Agent shall have received customary legal opinions from the Borrower’s counsel in relation to this Amendment, the transactions contemplated by this Amendment, and the Credit Agreement, as amended by this Amendment.
5.10 Certificate of Secretary of each Credit Party. A certificate of a Responsible Officer of each Credit Party certifying as to the incumbency and genuineness of the signature of each officer of such Credit Party executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of the certificate of limited partnership or formation of such Credit Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of formation, the limited partnership agreement or other governing document of such Credit Party as in effect on the First Amendment Effective Date, and resolutions duly adopted by the general partner (or other governing body) of such Credit Party authorizing and approving the transactions contemplated hereunder and the execution, delivery and performance of this Amendment and the other Loan Documents to which it is a party.
5.11 Certificates of Good Standing. Certificates as of a recent date of the good standing of each Credit Party under the laws of its jurisdiction of organization and, to the extent requested by the Administrative Agent, each other jurisdiction where such Credit Party is qualified to do business.
5.12 Solvency Certificate. The Parent shall have delivered to the Administrative Agent a certificate, in form and substance satisfactory to the Administrative Agent, and certified as accurate by the chief financial officer of the Parent, that after giving effect to this Amendment, each Credit Party and each Subsidiary thereof is Solvent.

5.13 PATRIOT Act, etc. The Parent and the Borrower shall have provided to the Administrative Agent and the Lenders the documentation and other information requested by the Administrative Agent and any Lender in order to comply with the requirements of the PATRIOT Act, the documentation and other information requested by the Administrative Agent in order to comply with all “know your customer” requirements, all anti-money laundering documentation reasonably requested by the Administrative Agent, in each case, to the extent requested no later than 5 Business Days prior to the First Amendment Effective Date, and to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrower at least 5 Business Days prior to the First Amendment Effective Date.
5.14 Governmental and Third Party Approvals. The Credit Parties shall have received all material governmental, partner and third party consents and approvals necessary (or any other material consents as determined in the reasonable discretion of the Administrative Agent) in connection with the transactions contemplated by this Agreement and the other Loan Documents and the other transactions contemplated hereby.
5.15 No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, or which, in the Administrative Agent’s sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby.
Without limiting the generality of this Section 5, for purposes of determining compliance with the conditions specified in this Section 5, the Administrative Agent and each Lender that has signed this Amendment shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the date hereof specifying its objection thereto. Notwithstanding anything to the contrary in this Amendment, the Administrative Agent shall give notice of the occurrence of the effectiveness of this Amendment, and such notice shall be conclusive and binding.
Section 6.Representations and Warranties. Each Credit Party hereby represents and warrants to the Lenders and the Administrative Agent as follows:
6.01 Reaffirmation of Existing Representations and Warranties. After giving effect to this Amendment, each representation and warranty of such Credit Party contained in the Credit Agreement and the other Loan Documents is true and correct in all material respects on the date hereof (except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true, correct and complete in all respects and except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct in all material respects as of such earlier date, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which representation and warranty shall be true and correct in all respects as of such earlier date).
6.02 Due Authorization; No Conflict. The execution, delivery and performance of this Amendment, and the performance of the Credit Agreement as amended hereby, are within such Credit Party’s limited liability company, limited partnership or corporate powers, as applicable, have been duly authorized by all necessary limited liability company, limited partnership or corporate action, as applicable, and, if required, equity owner action in order to ensure the due authorization of this Amendment and the transactions contemplated hereby, do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person, nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of this Amendment or the consummation of the transactions contemplated hereby, except such as have been obtained or made and are in full force and effect and other than those third party approvals or consents that, if not made or obtained, would not cause a Default or Event of Default, could not reasonably be expected to have a Material Adverse Effect or do not have an adverse effect on the enforceability of the Loan Documents, will not violate any Applicable Law or any organizational documents of such Credit Party, or any order of any Governmental Authority, will not violate or result in a default under any indenture or other agreement regarding Indebtedness of such Credit Party or give rise to a right thereunder to require any payment to be made by such Credit Party, and will not result in the creation or imposition of any Lien on any Property of such Credit Party.
6.03 Validity and Enforceability. The Credit Agreement, as amended by this Amendment, constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, subject to applicable Debtor Relief Laws or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
6.04 No Default. No Default or Event of Default has occurred that is continuing.
6.05 No Defense. Such Credit Party acknowledges that it has no defense to such Credit Party’s obligations to pay the Obligations when due or the validity, enforceability or binding effect against any Credit Party of the Credit Agreement or any other Loan Document to which it is a party.
Section 7.Miscellaneous.
7.01 No Implied Consent or Waiver. This Amendment shall not be construed as a consent to the departure from or a waiver of the terms and conditions of the Credit Agreement, except as expressly set forth herein, and nothing herein shall obligate the Administrative Agent or the Lenders to grant any future amendments with respect to the Credit Agreement or any other Loan Document.

7.02 Reaffirmation of Loan Documents. Any and all of the terms and provisions of the Credit Agreement and the Loan Documents shall, except as amended and modified hereby, remain in full force and effect. The amendments contemplated hereby shall not limit or impair any guaranty of the Obligations, each of which, if any, is hereby ratified, affirmed and extended to guaranty the Obligations as they may be increased pursuant hereto.
7.03 Parties in Interest. All of the terms and provisions of this Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.
7.04 Counterparts. This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Images of signatures transmitted by facsimile or other electronic transmission (e.g., .pdf) shall be effective as originals.
7.05 Integration. THIS AMENDMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
7.06 Severability. In case any one or more of the provisions contained in this Amendment shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Amendment shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.
7.07 Headings. The headings, captions and arrangements used herein are for convenience of reference only, are not part of this Amendment and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment.
7.08 Governing Law. This Amendment and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Amendment and the transactions contemplated hereby shall be governed by, and construed in accordance with, the law of the State of New York.
7.09 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO

ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AMENDMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
7.10 Loan Document. The parties hereto agree that this Amendment shall constitute a Loan Document under and as defined in the Credit Agreement.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers on the date and year first above written.
BORROWER:     DCP MIDSTREAM OPERATING, LP
              By:  /s/ Sean P. O'Brien
Name: Sean P. O’Brien
              Title: Group Vice President and Chief Financial Officer
GUARANTOR:     DCP MIDSTREAM, LP

              By: DCP Midstream GP, LP,
its General Partner

              By: DCP Midstream GP, LLC,
               its General Partner
              By: /s/ Sean P. O'Brien
Name: Sean P. O’Brien
              Title: Group Vice President and Chief
        Financial Officer

First Amendment to Second Amended and Restated Credit Agreement
DCP Midstream Operating, LP

MIZUHO BANK, LTD.,
as the Administrative Agent, the Swingline Lender, an Issuing Lender and a Lender
By: /s/ Raymond Ventura
Name: Raymond Ventura
Title: Managing Director

First Amendment to Second Amended and Restated Credit Agreement
DCP Midstream Operating, LP

JPMORGAN CHASE BANK, N.A.,
as an Issuing Lender and a Lender

By:  /s/ Kenneth J. Fatur
Name: Kenneth J. Fatur
Title: Managing Director

First Amendment to Second Amended and Restated Credit Agreement
DCP Midstream Operating, LP

BANK OF AMERICA, N.A.,
as an Issuing Lender and a Lender

By:  /s/ Kimberly Miller
Name: Kimberly Miller
Title: Vice President

First Amendment to Second Amended and Restated Credit Agreement
DCP Midstream Operating, LP

BARCLAYS BANK PLC,
as an Issuing Lender and a Lender

By:  /s/ Sydney G. Dennis
Name: Sydney G. Dennis
Title: Director

First Amendment to Second Amended and Restated Credit Agreement
DCP Midstream Operating, LP

CITIBANK, N.A.,
as an Issuing Lender and a Lender

By: /s/ Maureen Maroney
Name: Maureen Maroney
Title: Vice President

First Amendment to Second Amended and Restated Credit Agreement
DCP Midstream Operating, LP

MUFG BANK LTD.,
as an Issuing Lender and a Lender

By: /s/ Kevin Sparks
Name: Kevin Sparks
Title: Director

First Amendment to Second Amended and Restated Credit Agreement
DCP Midstream Operating, LP

ROYAL BANK OF CANADA,
as an Issuing Lender and a Lender

By: /s/ Jason S. York
Name: Jason S. York
Title: Authorized Signatory

First Amendment to Second Amended and Restated Credit Agreement
DCP Midstream Operating, LP

TRUIST BANK,
as an Issuing Lender and a Lender

By: /s/ Justin Lien
Name: Justin Lien
Title: Director

First Amendment to Second Amended and Restated Credit Agreement
DCP Midstream Operating, LP

TORONTO-DOMINION BANK, NEW YORK BRANCH,
as an Issuing Lender and a Lender

By: /s/ Michael Borowieki
Name: Michael Borowieki
Title: Authorized Signatory

First Amendment to Second Amended and Restated Credit Agreement
DCP Midstream Operating, LP

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as an Issuing Lender and a Lender

By: /s/ Brandon Kast
Name: Brandon Kast
Title: Director

First Amendment to Second Amended and Restated Credit Agreement
DCP Midstream Operating, LP

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By: /s/ Stephen Monto
Name: Stephen Monto
Title: SVP

First Amendment to Second Amended and Restated Credit Agreement
DCP Midstream Operating, LP

SUMITOMO MITSUI BANKING CORPORATION,
as a Lender

By: /s/ Michael Maguire
Name: Michael Maguire
Title: Executive Director

First Amendment to Second Amended and Restated Credit Agreement
DCP Midstream Operating, LP

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By: /s/ Mark Salierno
Name: Mark Salierno
Title: Vice President
First Amendment to Second Amended and Restated Credit Agreement
DCP Midstream Operating, LP

BANK HAPOALIM B.M.,
as a Lender

By: /s/ Helen H. Gateson
Name: Helen H.Gateson
Title: Vice President

By: /s/ Charles McLaughlin
Name: Charles McLaughlin
Title: Senior Vice President

First Amendment to Second Amended and Restated Credit Agreement
DCP Midstream Operating, LP

The undersigned Exiting Lender hereby executes this Amendment as of the date and year first above written solely for purposes of Section 1 of the Amendment.

TRUIST BANK, formerly known as Branch
Banking & Trust Company,
as an Exiting Lender2

By: /s/ James Giordano
Name: James Giordano
Title: Senior Vice President

2 For avoidance of doubt, Truist Bank is exiting the Existing Credit Agreement solely with respect to its Revolving Credit Commitments under the Existing Credit Agreement under its former name Branch Banking & Trust Company, and Truist Bank is not exiting the Credit Agreement with respect to its amended Revolving Credit Commitments established pursuant to Section 3 and Section 4 of this Amendment in its capacity as successor by merger to SunTrust Bank.
First Amendment to Second Amended and Restated Credit Agreement
DCP Midstream Operating, LP

The undersigned Exiting Lender hereby executes this Amendment as of the date and year first above written solely for purposes of Section 1 of the Amendment.

EXPORT DEVELOPMENT CANADA,
as an Exiting Lender

By: /s/ Trevor Mulligan
Name: Trevor Mulligan
Title: Financing Manager

By: /s/ Isabelle Keil
Name: Isabelle Keil
Title: Senior Associate

First Amendment to Second Amended and Restated Credit Agreement
DCP Midstream Operating, LP

COBANK, ACB,
as a New Lender

By: /s/ C. Brock Taylor
Name: C. Brock Taylor
Title: Managing Director

First Amendment to Second Amended and Restated Credit Agreement
DCP Midstream Operating, LP

REGIONS BANK,
as a New Lender

By: /s/Michael Kolosowsky
Name: Michael Kolosowsky
Title: Managing Director
First Amendment to Second Amended and Restated Credit Agreement
DCP Midstream Operating, LP

Schedule 11.10(c)
Register

Lender	Revolving Credit Commitment	Revolving Credit Commitment Percentage
Mizuho Bank, Ltd.	$100,000,000.00	7.142857143%
JPMorgan Chase Bank, N.A.	100,000,000.00	7.142857143%
Bank of America, N.A.	100,000,000.00	7.142857143%
Barclays Bank PLC	100,000,000.00	7.142857143%
Citibank, N.A.	100,000,000.00	7.142857143%
MUFG Bank, Ltd.	100,000,000.00	7.142857143%
Royal Bank of Canada	100,000,000.00	7.142857143%
Truist Bank	100,000,000.00	7.142857143%
Toronto-Dominion Bank, New York Branch	100,000,000.00	7.142857143%
Wells Fargo Bank, National Association	100,000,000.00	7.142857143%
CoBank, ACB	77,000,000.00	5.5%
PNC Bank, National Association	77,000,000.00	5.5%
Regions Bank	77,000,000.00	5.5%
Sumitomo Mitsui Banking Corporation	77,000,000.00	5.5%
U.S. Bank National Association	77,000,000.00	5.5%
Bank Hapoalim B.M.	15,000,000.00	1.071428571%

Total	$1,400,000,000.00	100.00000000%

Schedule 11.10(c)